UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2005

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Flanders Corporation (Nasdaq:FLDR), today announced that Robert Amerson has  retired as the Company’s President and Chief Executive Officer.  Mr. Amerson will continue  his  involvement with the Company. Cp in his capacity as Chairman of the Board of Directors.  The Company also announced the appointment of Steven K. Clark as the new President and Chief Executive Officer.  Mr. Clark previously served as the Company’s Chief Financial Officer.  In addition, John W. Hodson has been appointed as the new Chief Financial Officer. Mr. Amerson commented that “ I have wanted to slow down for some time, the New Year was an opportune time to allow myself that luxury. Our Company is in excellent shape, and I could not be more excited with the management team in place, they will continue to grow the business. I am secure in our team, our future and prospects.  Mr. Clark commented that “John Hodson has already been functioning as the Chief Financial Officer for some time now and has my complete confidence.”

Mr. Hodson , age 42, has been the Chief Financial Officer of Precisionaire, Inc. and several other Flanders Subsidiaries since October 1999. He has direct responsibility for overseeing the Corporate accounting department, the financial reporting process and the day to day financial operations of the company.  From 1986 through October 1999 he worked primarily as a public accountant for various CPA firms including Price Waterhouse and several smaller firms. He is a Certified Public Accountant in the states of Florida and North Carolina and has a Bachelors degree in Accounting from the University of Central Florida.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

January 4, 2005

FLANDERS CORPORATION

By:  /s/ Steven K. Clark

Steven K. Clark

Chief Executive Officer